EXHIBIT 5.1


                                                              December 7, 2001



Fonar Corporation
110 Marcus Drive
Melville, New York  11747

     Re:  Fonar Corporation
          Registration Statement on Form S-3

Gentlemen:

     I have represented Fonar Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") relating to the resale of up to 183,924 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock") in connection with Company's subscription for 200,000 shares of the common stock of eMajix.com, Inc. In this connection, I have examined originals or copies of the Stock Subscription Agreement dated January 17, 2001 between the Company and eMajix.com, Inc. (the "Subscription Agreement"). I have also examined originals or copies of such other documents, corporate records, certificates of public officials and other documents as I deemed necessary to examine for purposes of this opinion.

     I am of the opinion that the shares of Common Stock covered by the Registration Statement and issued in accordance with the terms of the Subscription Agreement are duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                            Very truly yours,

                                                            /s/  Henry T. Meyer
                                                            Henry T. Meyer, Esq.